American Funds Distributors, Inc.
333 South Hope Street
Los Angeles, California 90071
Telephone 800/421-9900, ext. 4

August 2008

To Our Dealer Friends,

As you may know, shares of our newest fund in the American Funds family, International Growth and Income Fund, will be available for sale to the public beginning October 1, 2008.  International Growth and Income Fund will invest its assets primarily in equity securities of larger well-established companies outside the United States.  The purpose of this notice is to amend your institutional selling group agreement (the “Agreement”) with American Funds Distributors, Inc. to reflect this new fund.

In consideration of the foregoing, the schedule of Funds in the Agreement is amended in its entirety as follows effective October 1, 2008:

Schedule A
October 1, 2008
(supersedes all previous versions of Schedule A)

Category 1
AMCAP Fund
American Balanced Fund
American Mutual Fund
Capital Income Builder
Capital World Growth and Income Fund
EuroPacific Growth Fund
Fundamental Investors
The Growth Fund of America
The Income Fund of America
The Investment Company of America
International Growth and Income Fund
The New Economy Fund
New Perspective Fund
New World Fund
SMALLCAP World Fund
Washington Mutual Investors Fund

Category 2
American High-Income Trust
The Bond Fund of America
Capital World Bond Fund
Intermediate Bond Fund of America
Short-Term Bond Fund of America
U.S. Government Securities Fund

Category 3
The Cash Management Trust of America
U.S. Treasury Money Fund of America

*           *           *           *           *

The Agreement remains unchanged in all other respects. Any order for Fund shares received by us beginning October 1, 2008 shall be deemed an acceptance of this amendment to your Agreement.

Very truly yours,

Kevin G. Clifford
President